EXHIBIT 11.15

EXFO INC.
(the "Corporation")

HUMAN RESOURCES COMMITTEE CHARTER (the "Committee")

This Human Resources Committee Charter integrates the Compensation Committee Charter and the Nominating and Governance Committee Charter.

I.	Purpose

One primary objective of the Committee is to discharge the Board of Director's (the "Board") responsibilities relating to compensation and, if applicable, the terms of employment of the Corporation's executive officers. For this purpose, compensation shall include the review and recommendations to the Board which may concern:

•	Nomination of directors;

•	Annual base salary;

•	Annual incentive opportunity;

•	Stock option, RSU's or DSU's or other equity participation plans;

•
Short term and long-term incentive compensation programs for all employees, including the performance goals for eligibility to participate in such programs and the apportionment of compensation among salary and short-term and long-term incentive compensation;

•	The terms of employment agreements, severance arrangements, and change in control agreements, in each case as, when and if appropriate;

•	Any special or supplemental benefits; and

•	Any other payments that are deemed compensation under applicable SEC rule.

Another objective of the Committee is to assist the Board by (a) identifying individuals qualified to become Board members, and recommending that the Board select, the director nominees for the next annual meeting of shareholders; and (b) developing and recommending to the Board a set of corporate governance guidelines applicable to the Corporation.

Updated on October 12th, 2017

II.	Organization

•
The Board shall elect annually from among its members a committee to be known as the Human Resources Committee which shall consist of a minimum of three (3) independent directors, each of whom shall satisfy the applicable independence requirements of the NASDAQ and any other regulatory requirements. At least one member of the Committee shall have experience in matters relating to executive compensation either as a professional or as a business executive.

•
Each member of the Committee shall hold such office until the next annual meeting of shareholders after his or her election as a member of the Committee. However, any member of the Committee may be removed or replaced at any time by the Board and shall cease to be a director.

•
The Committee shall appoint one of its members to act as Chairman of the Committee. The Chairman will appoint a secretary who will keep minutes of all meetings (the "Secretary"). The Secretary need not be a member of the Committee or a director and can be changed by simple notice from the Chairman.

•
The time at which and the place where the meetings of the Committee shall be held, the calling of meetings and the procedure in all respects of such meetings shall be determined by the Committee, unless otherwise provided for in the by-laws of the Corporation or otherwise determined by resolution of the Board.

•	The members of the Committee shall be entitled to receive such remuneration for acting as members of the Committee as the Board may from time to time determine.

•
It is understood that in order to properly carry out its responsibilities, the Board of Directors on behalf of the Committee may retain outside consultants at the expense of the Corporation if appropriate, so long as it notifies the Corporate Secretary of the Corporation in each instance.

•	The Committee may form and delegate authority to subcommittees when appropriate.

III.	Meetings

•	When the Committee meets to vote or deliberate on Chief Executive Officer's ("CEO") compensation, CEO is not to be present.

•	When the Committee meets to vote or deliberate on Executive Chairman's compensation, Executive Chairman is not to be present nor invited.

•	The Committee will meet as many times as is necessary to carry out its responsibilities but in no event, will the Committee meet less than twice a year.

•
No business may be transacted by the Committee except at a meeting of its members at which a quorum of the Committee is present (in person or by means of telephone conference) or by a resolution in writing signed by all of the members of the Committee. A majority of the members of the Committee shall constitute a quorum.

Updated on October 12th, 2017

IV.	Authority and Responsibilities

To fulfill its responsibilities with respect to compensation matters, the Committee shall:

•
Review and approve on an annual basis corporate goals and objectives relevant to CEO's compensation, evaluate the CEO's performance in light of those goals and objectives and set the CEO's compensation level based on this evaluation.[1] In determining the long-term incentive component of CEO compensation, the Committee will also consider, among such other factors as it may deem relevant, the Corporation's performance, shareholder returns, the value of similar incentive awards to chief executive officers at comparable companies, the awards given to the CEO in past years and consider any risks related to the compensation of the CEO and of the Executive Chairman.

•
Review and approve on an annual basis corporate goals and objectives relevant to Executive Chairman's compensation, evaluate the Executive Chairman's performance in light of those goals and objectives and set the Executive Chairman's compensation level based on this evaluation. In determining the compensation of the Executive Chairman, the Committee will also consider, among such other factors as it may deem relevant, the Corporation's performance, shareholder returns, the value of similar incentive awards to Executive Chairman at comparable companies, the awards given to the Executive Chairman in past years and consider any risks related to the compensation of the Executive Chairman.

•
Review and approve on an annual basis with respect to the annual compensation of all senior officers[2], after reviewing the recommendations of the CEO's review of the salary structure, the short-term and long-term incentive compensation programs for all employees, including the performance goals for eligibility to participate in such programs and the apportionment of compensation among salary and short-term and long-term incentive compensation.

•
Review and approve on an annual basis, the policy addressing the Corporation's hiring of employees or former employees of the independent auditors who were engaged on the Corporation's account that provides as a minimum that the positions of CEO, CFO, Chief Accounting Officer, Controller or any person serving in an equivalent position cannot be filled by a person employed by the independent auditor and that participated in the audit of the Corporation during the preceding twelve-month period.

•
Review and approve, on behalf of the Board of Directors (the "Board") or in collaboration with the Board, as applicable, on the basis of the attribution authorized by the Board, to whom options to purchase shares of the Corporation, RSU's or DSU's shall be offered as the case may be and if so, the terms of such options, RSU's or DSU's in accordance with the terms of the Corporation's Long Term Incentive Plan or the Deferred Share Unit Plan provided that no options, RSU's or DSU's shall be granted to members of this Committee without the approval of the Board.

•
Annually review and report to the Board on organizational structure and to ensure that senior management has developed a succession plan for the CEO and the CEO's direct reports and to review such report with senior management.

•	Recommend to the Board from time to time the remuneration to be paid by the Corporation to directors.

______________________________________
1 Please note that NASDAQ requires Committee approval of CEO compensation.
2 Please note that NASDAQ requires Committee approval of executive officer compensation, including the Executive Chairman.

Updated on October 12th, 2017

•	Make recommendations to the Board with respect to the Corporation's incentive compensation plans and equity-based plans.

•	Prepare the report required by the Securities and Exchange Commission to be included in the Corporation's annual proxy statement.

•	Conduct annually a risk assessment associated to the compensation policies and practices for executives.

•	Make recommendations to the Board with respect to membership on committees of the Board.

•
Identify individuals qualified to become members of the Board, the Committee may conduct background checks respecting such individuals as it wishes to recommend to the Board as a director nominee and recommend that the Board select the director nominees for the next annual meeting of shareholders.[3]

•
When considering a potential candidate, the Committee considers the qualities and skills that the Board, as a whole, should have and assesses the competencies and skills of the current members of the Board. Based on the talent already represented on the Board, the Committee identifies the specific skills, personal qualities or experiences that a candidate should possess in light of the opportunities and risks facing the Corporation.

•
Screen potential candidates to ensure that they possess the requisite qualities, including integrity, business judgment and experience, business or professional expertise, independence from management, international experience, financial literacy, excellent communications skills and the ability to work well with the Board and the Corporation. The Committee considers the existing commitments of a potential candidate to ensure such candidate will be able to fulfill his or her obligations as a Board member.

•	Receive and discuss suggestions from shareholders for potential director nominees.

•	Make recommendations to the Board with respect to potential successors to the Chief Executive Officer.

•	Maintain a list of potential director candidates for its future consideration and may engage outside advisors to assist in identifying potential candidates.

•
Prepare an annual written peer review to assess individual directors on the Board and attributes that contribute to an effective Board. This consists of both an evaluation of each director's peers and a self-evaluation which is based on a questionnaire approved by the Board. The written peer evaluation process is complemented meetings between the chair and the members.

•	Receive comments from all directors as to the Board's performance and report annually to the Board with an assessment of the Board's performance.

•
Prepare and recommend to the Board a set of corporate governance guidelines applicable to the Corporation. Review and reassess the adequacy of such guidelines annually and recommend to the Board any changes deemed appropriate by the Committee.

______________________________________
3 Please note that NASDAQ requires Committee approval of director nominations.

Updated on October 12th, 2017

•	Maintain an orientation program for new directors and continuing education programs for directors.

•	Review and reassess the adequacy of this charter annually and recommend to the Board any changes deemed appropriate by the Committee.

•	Review its own performance annually.

•	Report regularly to the Board.

•	Perform any other activities consistent with this Charter, the Corporation's by-laws and governing law, as the Committee or the Board deems necessary or appropriate.

V.	Resources

•
The Board of Directors on behalf of the Committee shall have the sole authority to retain or terminate consultants to assist the Committee in the evaluation of director, CEO or senior executive, including the Executive Chairman, compensation and to be used to identify director candidates and the authority to retain other professionals to assist it with any background checks.

•
The Board of Directors on behalf of the Committee shall have the sole authority to determine the terms of engagement and the extent of funding necessary for payment of compensation to any consultant retained to advise the Committee and the extent of funding necessary for payment of compensation to any search firm and the authority to determine the extent of funding necessary for payment of compensation to any other professionals retained to advise the Committee. To do so, the Committee must take into account the provision of other services by the consultant's company, the amount of fees received from the consultant's company as a percentage of the total revenue of the consultant's company, the policies and procedures followed by the consultant's company, any business or personal relationship that the consultant may have with a member of the Committee or an Executive officer of the Committee and any stock of the Corporation the consultant may have.

Updated on October 12th, 2017